Exhibit 10.3

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

FOR EMPLOYEES AND DIRECTORS UNDER THE

CIRCOR INTERNATIONAL, INC.

1999 STOCK OPTION AND INCENTIVE PLAN

Name of Awardee:

No. of Restricted Stock Units:

Award Date:

Pursuant to the CIRCOR International, Inc. 1999 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) hereby grants to Awardee named above, who is an officer, director or employee of the Company or any of its Subsidiaries, an award (the “Award”) of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein and in the Plan.

1. Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest over a three-year period on the following basis, subject to employment with the Company on each vesting date:

Number of Restricted Stock Units	Vesting Date
(one-third)	Award date + 1 year
(one-third)	Award date + 2 years
(one-third)	Award date + 3 years

In the event of a Covered Transaction as defined in Section 3(c) of the Plan, this Award shall become immediately vested whether or not this Award or any portion thereof is vested at such time.

2. Deferral of Award.

(a) Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than three (3), beginning on the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire Award; for example, a deferral period of five (5) years would result in Awardee receiving shares of Stock underlying the entire Award five (5) years from the Award Date regardless of the fact that the RSUs may have vested at differing times. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable upon vesting of the RSUs).

(b) Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c) Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d) Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon vesting of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such RSUs shall be paid in cash to Awardee upon declaration of such dividends as if Awardee were the owner of the underlying shares of Stock.

3. Termination of Employment or Other Business Relationship. If Awardee’s employment by or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason (whether with or without cause or due to death or disability of Awardee), Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect. In the event of such termination, and except as otherwise set forth in Section 4 below regarding retirement, the Company, as soon as practicable following the effective date of termination shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor in the event of Awardee’s death) with respect to any RSUs which, as of the effective date of termination, have vested but for which shares of Stock had not yet been issued to Awardee (for example, due to a valid deferral election).

4. Retirement. In the event that Awardee’s employment with the Company has terminated due to Awardee’s early or normal retirement (as defined in the Company’s Defined Benefit Pension Plan), the provisions of paragraph 3 above shall apply except that Stock shall not be issued with respect to any vested RSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee’s lifetime, only to Awardee, and thereafter, only to Awardee’s designated beneficiary.

7. Tax Withholding. Awardee shall, not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Awardee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

8. Non-Compete Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company (whether as an employee or non-employee director), Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. Notwithstanding the provisions of this paragraph 8, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in the paragraph 8 are not enforceable, then this paragraph 8 shall not apply, and instead, the Awardee shall be subject to the following non-solicitation obligation: Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company, shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee has had any management responsibility during his affiliation with Company; or (2) entice, solicit, request or advise any employee of business of the Company for which Awardee has had management responsibility during his affiliation with Company to accept employment (or other affiliation) with any person, firm or business which competes with any such business of the Company. As used above, “Customers” means all customers of any business of the Company for which the Awardee had contact or management responsibility during the last two years of his affiliation with Company.

9. Effect of Employment Agreement. If Awardee is a party to an employment agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Restricted Stock Unit Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.

10. Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c) Pursuant to Section 14 of the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee’s rights under this Agreement without Awardee’s consent.

CIRCOR INTERNATIONAL, INC.

By:
David A. Bloss, Sr.
Title:	Chairman, President & CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date:	Name

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